Exhibit 5.1

Philip J. Englund
Attorney at Law
3460 Corte Clarita
Carlsbad, CA 92009
760-753-3464

April 20, 2005

Largo Vista Group, Ltd.
4570 Campus Drive
Newport Beach, CA 92660

Re: Largo Vista Group, Ltd. Registration Statement on Form S-8

Gentlemen:

I have acted as special counsel to Largo Vista Group, Ltd. (the “Company”) in connection with the proposed registration by the Company of up to 25,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable under the Largo Vista Group, Ltd. 2002 Stock Incentive Plan (the “Plan”), pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).

The opinions contained in this letter (herein called “my opinions”) are based exclusively upon the Corporation Law of Nevada, as now constituted. We express no opinion as to the applicability of, compliance with, or effect of any other law or governmental requirement with respect to the Company.

For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. I have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon (i) statements and representations of officers and other representatives of the Company and others and (ii) factual information I have obtained from such other sources as we have deemed reasonable.

Based upon and subject to the foregoing, I hereby advise you that in my opinion, each share of Common Stock registered under the Registration Statement and issuable under the Plan, when issued as authorized by the Company in accordance with the Plan, and when certificates representing such shares have been duly counter-signed by the Company’s transfer agent and registered by its registrar, upon payment of the consideration to be paid therefor (in an amount at least equal to the par value of the related shares), will be validly issued, fully paid and non-assessable.

My opinion expressed above is subject to the qualifications that I express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally; (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); (iii) public policy considerations which may limit the rights of parties to obtain certain remedies; and (iv) any laws except the Corporation Law of the State of Nevada.

April 20, 2005
Largo Vista Group, Ltd.
Re: Largo Vista Group, Ltd. Registration Statement on Form S-8

My advice on any legal issue addressed in this letter represents my opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

For purposes of this letter I have relied without any independent verification upon factual information supplied to me by the Company. I have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which I have relied is accurate and does not omit disclosure necessary to prevent such information from being misleading.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

I do not find it necessary for the purposes of this opinion, and accordingly I do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of each share of Common Stock registered under the Registration Statement.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. I assume no obligation to revise or supplement this opinion should the present Corporation Law of the State of Nevada be changed by legislative action, judicial decision or otherwise, should there be factual developments which might affect any matters or opinions set forth herein or for any other reason. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ Philip J. Englund

Philip J. Englund